The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this preliminary prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Subject to Completion dated February 27, 2008

Filed pursuant to Rule 424(b)(3)

File No. 333-146472

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated October 3, 2007)

The Clorox Company

$                         % Senior Notes due

Interest on the notes will be paid on                      and                      of each year, beginning on                     , 2008. The notes will mature on                     . We may redeem the notes in whole or in part at any time at the make-whole redemption prices set forth under “Description of Notes — Optional Redemption” in this prospectus supplement.

The notes offered hereby will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-6 of this prospectus supplement to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Clorox (before expenses)%			$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                     , 2008 and must be paid by the purchaser if the notes are delivered after                     , 2008.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company and its participants, including Clearstream and Euroclear, on or about                     , 2008.

Joint Book-Running Managers

Citi	JPMorgan	Wachovia Securities

Preliminary Prospectus Supplement dated February 27, 2008

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated October 3, 2007, which is part of our Registration Statement on Form S-3 (Registration No. 333-146472).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Documents by Reference” in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, the terms “we,” “us,” “our,” “the Company,” and “Clorox” refer to The Clorox Company and its subsidiaries; and the term “notes” refers to our     % Senior Notes due                      offered hereby.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed by the Company, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed by the Company. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2008, as updated from time to time in the Company’s SEC filings. These factors include, but are not limited to, the success of the Company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the Company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; general economic and marketplace conditions and events; competitors’ actions; the Company’s costs, including changes in exposure to commodity costs such as resin, diesel, chlor-alkali and agricultural commodities; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the Company’s actual cost performance; changes in the Company’s tax rate; any future supply constraints that may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; risks relating to international operations; including the risk associated with foreign currencies; the impact of the volatility of the debt markets on the Company’s access to funds; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the Company’s joint venture regarding the Company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to acquisitions, mergers and divestitures; risks relating to changes in the Company’s capital structure; and the ability of the Company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the Company’s future performance is subject to risks related to its November 2004 share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the Company’s earnings.

The forward looking statements in this prospectus supplement the accompanying prospectus and the documents incorporated herein by reference are based on management’s current views and assumptions regarding future events and speak only as of their dates. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase notes.

The Clorox Company

We are a multinational manufacturer and marketer of consumer products, with fiscal year 2007 revenues of $4.8 billion. We are headquartered in Oakland, California, and employ about 8,300 people worldwide.

We manufacture a wide range of consumer products in more than two dozen countries and market them in more than 120 countries. We also sell products to food service and professional cleaning customers throughout the United States.

Our products include: Our namesake bleach and cleaning products, Green WorksTM natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burts Bees® natural personal care products. In Latin America, some of the products we manufacture and market are: Ayudin® bleach, laundry additives and spray cleaners; Bon Bril® cleaning utensils and household cleaners; and Poett® laundry additives, cleaners and air fresheners. In Asia-Pacific, some of our products include: Chux® cleaning cloths, sponges, scourers and disposable gloves; Gumption® paste cleaner; and Handy Andy® cleaners.

Our executive offices are located at 1221 Broadway, Oakland, California 94612-1888. Our telephone number is (510) 271-7000 and our website address is www.clorox.com. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

3

THE OFFERING

Issuer	The Clorox Company.

Notes Offered	$ principal amount of % Senior Notes due .

Maturity Date	The notes mature on .

Interest Payment Dates	and of each year, commencing , 2008.

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

Optional Redemption	We may redeem all or any portion of the notes at our option at any time at the make-whole redemption price described in “Description of Notes—Optional Redemption.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens and enter into sale-leaseback transactions and limit our ability to merge or consolidate with or into another person or to sell, lease or convey all or substantially all of our assets.

Mandatory Offer to Repurchase	If a Change of Control Triggering Event occurs, we must offer to repurchase the notes at the redemption price set forth under “Description of Notes—Change of Control Triggering Event.”

Governing Law	New York State.

Use of Proceeds	The net proceeds to us from the sale of the notes will be approximately $ (after deducting underwriting discounts and commissions and our offering expenses). We will use the net proceeds to retire commercial paper.

Additional Issuances	We may “reopen” this series of notes and issue an unlimited principal amount of additional notes in the future.

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Summary Financial Information

The following table presents our summary historical financial and other data for the fiscal years ended June 30, 2003, 2004, 2005, 2006 and 2007 and six-month periods ended December 31, 2006 and 2007. The financial data as of and for the five fiscal years ended June 30, 2007 has been derived from our audited consolidated financial statements. The summary consolidated historical financial and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Current Report on Form 8-K dated February 27, 2008, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Six Months Ended December 31, (Unaudited)		Year Ended June 30, (Audited)
	2007	2006	2007(1)	2006(2)	2005(3)	2004	2003(4)
			(Dollars in millions, except per share data)
Operations
Net sales	$2,425	$2,262	$4,847	$4,644	$4,388	$4,162	$3,986
Gross profit	1,007	960	2,091	1,959	1,895	1,831	1,815
Earnings from continuing operations	203	203	496	443	517	490	461
Earnings from discontinued operations, net of tax	—	5	5	1	579	59	32

Net earnings	$203	$208	$501	$444	$1,096	$549	$493

Common Stock
Earnings per common share
Continuing operations
Basic	$1.43	$1.34	$3.28	$2.94	$2.92	$2.31	$2.11
Diluted	1.41	1.32	3.23	2.89	2.88	2.28	2.08
Dividends declared per common share	$0.80	$0.60	$1.31	$1.15	$1.11	$1.35	$0.88
Other Data
Total assets	$4,853	$3,624	$3,666	$3,616	$3,617	$3,834	$3,652
Long-term debt	2,223	1,464	1,462	1,966	2,122	475	495

(1)	In fiscal year 2007, the Company sold certain assets remaining from its discontinued operations in Brazil.
(2)	In fiscal year 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107.
(3)	In fiscal year 2005, the Company completed the exchange of its ownership interest in a subsidiary for Henkel KGaA’s interest in Clorox common stock.
(4)	In fiscal year 2003, the Company announced its intent to sell its business in Brazil, closed its offices in Brazil, and sold nearly all of the remaining assets of this business.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to such investor’s own particular circumstances or generally.

Risks Related to the Notes

The indenture does not restrict the amount of additional debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, reducing the trading value of your notes, if any, and causing a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect the risks of investing in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active public trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	as to the development or continuation of any market for the notes;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the price at which you may be able to sell your notes.

The absence of an active public trading market could have an adverse effect on the liquidity and value of the notes.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Change of Control Triggering Event.”

Our failure to file reports with the SEC would not result in an acceleration of the payment of the principal of the notes.

Although the indenture under which the notes will be issued requires that we furnish to the Trustee copies of reports and other information required to be filed with the SEC within fifteen days of each such filing, the indenture also provides that our failure to comply with this requirement will not constitute an “Event of Default” that would give rise to an acceleration of the payment of the principal of the notes. No assurance can be given that we will make all required filings with the SEC on a timely basis.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Clorox’s ratio of earnings to fixed charges for the periods indicated:

	Six months ended December 31,		Year ended June 30,
	2007	2006	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	5	6	7	6	10	22	23

For purposes of computing the above ratios, earnings consist of income from continuing operations before income taxes, extraordinary items and cumulative effect of accounting changes, plus amortization of capitalized interest, minority interest in net income of subsidiaries, some other adjustments, and fixed charges; and fixed charges include interest expense, amortization of debt discount and expense, the portion of rents representative of an interest factor and capitalized interest.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $     million (after deducting underwriting discounts and commission and our offering expenses). We will use the net proceeds to retire commercial paper.

CAPITALIZATION

The following table sets forth, as of December 31, 2007, our cash and our capitalization (dollars in millions):

•	on a historical basis; and

•	as adjusted to give effect to the issuance of the notes offered hereby and the use of the proceeds therefrom.

You should read this in conjunction with our consolidated financial statements and the notes thereto, which are incorporated herein by reference.

	As of December 31, 2007
	Historical	As Adjusted to Reflect the Offering
Cash and cash equivalents	$280	$

Total short-term debt and current portion of long-term debt	$1,540	$

Long-term debt:
4.20% Senior Notes due 2010	$576
5.00% Senior Notes due 2015	575
5.95% Senior Notes due 2017	397
5.45% Senior Notes due 2012	349
6.125% Senior Notes due 2011	310
% Senior Notes due 20 offered hereby	—
Other	16

Total	2,223
Less: current portion	—		—

Total long-term debt	2,223
Stockholders’ deficit	(554)

Total capitalization	$1,669	$

DESCRIPTION OF NOTES

General

The following description of the notes we are offering supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the debt securities set forth in “Description of Debt Securities” in the accompanying prospectus. We refer you to that description.

We will issue the notes offered hereby under an Indenture dated October 9, 2007 between us and The Bank of New York Trust Company, N.A., as trustee. The Company may from time to time increase the aggregate principal amount of the notes authorized or issue any other series of debt securities under the Indenture without the consent of the registered holders of the notes.

We do not currently intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system. We cannot assure you that an active public market for the notes will develop. The absence of an active public trading market could have an adverse effect on the liquidity and value of the notes.

Principal, Maturity and Interest

The aggregate principal amount of the notes is $     million. The notes will mature on                      and will bear interest at the rate per annum shown on the cover page of this prospectus supplement. Interest on the notes will accrue from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semi-annually on                      and                      of each year, commencing on                     , 2008, to holders of record at the close of business on the immediately preceding                      and                     , respectively.

Interest on the notes will be paid by check mailed to the persons in whose names the notes are registered at the close of business on the applicable record date or, at our option, by wire transfer to accounts maintained by such persons with a bank located in the United States. The principal of the notes will be paid upon surrender of the notes at the corporate trust office of the trustee. For so long as the notes are represented by global notes, we will make payments of interest by wire transfer to The Depository Trust Company (“DTC”) or its nominee, as the case may be, which will distribute payments to beneficial holders in accordance with its customary procedures. See “— Book-Entry Issuance.”

The notes will be issuable in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Optional Redemption

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a make-whole redemption price equal to the greater of:

•	100% of the principal amount of the notes; and

•

the sum of the present values of the remaining scheduled payments on the notes consisting of principal and interest, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus                      basis points plus accrued and unpaid interest to the date of redemption.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all the notes are redeemed at any time, the trustee will select notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price with respect to the notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•

the average of the bid and the asked prices for the Comparable Treasury Issue, expressed as a percentage of its principal amount, at 4:00 p.m. on the third business day preceding that redemption date, as set forth on “Reuters Page USAUCTION10” or “Reuters Page USAUCTION11,” the successor to Telerate Page 500, or such other page as may replace Reuters Page USAUCTION10 or Reuters Page USAUCTION11; or

•

if Reuters Page USAUCTION10 or Reuters Page USAUCTION11, or any successor page, is not displayed or does not contain bid and/or asked prices for the Comparable Treasury Issue at that time, the average of the Reference Treasury Dealer Quotations obtained by the Company for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Company is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.

“Independent Investment Banker” means Citigroup Global Markets Inc., J.P. Morgan Securities Inc., or Wachovia Capital Markets, LLC, as selected by us or, if all such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and one other primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing cease to be a Primary Treasury Dealer, we shall substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your notes pursuant to the offer described below (the “Change of Control

Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of such notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will mail a notice to you describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions by virtue of such conflicts.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of the notes being purchased by us.

For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a Change of Control Triggering Event, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and, thus, shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and of our subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Ranking

The notes will be senior unsecured obligations, ranking equally with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

Book-Entry Issuance

The notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our Company.

Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	an event of default occurs and is continuing in respect of the notes; or

•	we decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

Euroclear and Clearstream

Links have been established among DTC, Clearstream Banking S.A., or Clearstream, and Euroclear Bank S.A./N.V., or Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.

Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect the exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear and Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.

All information in this prospectus on Euroclear and Clearstream is derived from Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

Concerning the Trustee

The trustee under the indenture is The Bank of New York Trust Company, N.A, which will also serve as registrar and paying agent with regard to the notes.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. For so long as the notes are represented by global notes, we will make all payments of principal and interest in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity, and secondary market trading activity in the notes will, therefore, be required by DTC to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

UNDERWRITING

The Company and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Wachovia Capital Markets, LLC, as representatives of the underwriters for the offering named below, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc	$
J.P. Morgan Securities Inc
Wachovia Capital Markets, LLC

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount with respect to the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount with respect to the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the issuer was not an authorized person, apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commission, will be approximately $                    .

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters and their affiliates may own our commercial paper. This offering is being made pursuant to Conduct Rule 2710(h) of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Morgan, Lewis & Bockius LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Latham & Watkins LLP, San Francisco, California.

PROSPECTUS

The Clorox Company

DEBT SECURITIES

This prospectus relates to the offering of debt securities of The Clorox Company (the “Company” or “Clorox”). We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is incorporated by reference into this prospectus, and “Risk Factors” in the applicable prospectus supplement, for a discussion of the factors you should carefully consider before purchasing these securities.

The Company’s common stock is traded on the New York Stock Exchange under the symbol “CLX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, from time to time we may offer and sell securities evidencing our senior unsecured indebtedness in one or more series up to an indeterminate aggregate dollar amount. We may offer these debt securities in separate series, in amounts, at prices and on terms determined at the time of offering.

We will provide additional information about the debt securities in an accompanying prospectus supplement. The accompanying prospectus supplement will show the principal amount, maturity, interest rate or rates, whether the interest rate or rates will be fixed or variable and/or any method of determining the interest rate or rates, the initial public offering price, and other terms of each series of debt securities.

We may offer and sell debt securities to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods. See “Plan of Distribution.” The names of any underwriters, purchasers or agents and their compensation will be stated in the applicable prospectus supplement.

You should rely only on the information provided in this prospectus or explicitly made part of this document by reference and the accompanying prospectus supplement. No person has been authorized by us to provide you with any other information. Clorox is not making an offer of any debt securities in any jurisdiction where the offer is unlawful. You should not assume that the information in this prospectus and the accompanying prospectus supplement is correct as of any date after the date of this prospectus and the applicable prospectus supplement.

THE COMPANY

The Company was founded in Oakland, California in 1913 as the Electro-Alkaline Company. It was reincorporated as Clorox Chemical Corporation in 1922, as Clorox Chemical Co. in 1928 and as The Clorox Company (an Ohio corporation) in 1957, when the business was acquired by Procter & Gamble (P&G). The Company was fully divested by P&G in 1969 and, as an independent Company, reincorporated in 1973 in California as The Clorox Company. In 1986, the Company reincorporated in Delaware.

Our executive offices are located at 1221 Broadway, Oakland, California 94612-1888. Our telephone number is (510) 271-7000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Clorox’s ratio of earnings to fixed charges for the periods indicated:

	Year Ended June 30,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	7	6	10	22	23

For purposes of computing the above ratios, earnings consist of income from continuing operations before income taxes, extraordinary items and cumulative effect of accounting changes, plus amortization of capitalized interest, minority interest in net income of subsidiaries, some other adjustments, and fixed charges; and fixed charges include interest expense, amortization of debt discount and expense, the portion of rents representative of an interest factor and capitalized interest.

USE OF PROCEEDS

Our intended use of the net proceeds from the sales of securities will be set forth in an accompanying prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General Terms of the Debt Securities

We may issue senior debt securities from time to time in one or more distinct series. The securities will be issued under an indenture that we will enter into with The Bank of New York Trust Company, N.A., as trustee. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indenture with respect to each series of securities will be The Bank of New York Trust Company, N.A. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered. The statements and descriptions in this prospectus or in an accompanying prospectus supplement regarding provisions of the indenture and debt securities are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indenture (including any amendments or supplements we may enter into from time to time that are permitted under the indenture).

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be our direct unsecured obligations and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt.

Unless otherwise specified in a prospectus supplement, the term “Company” refers only to The Clorox Company and not to any of our subsidiaries.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal amount of the debt securities is payable;

•	the rate or rates of interest, if any, at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and any interest will be made, if other than or in addition to the Borough of Manhattan, The City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $2,000 and integral multiples of $1,000 thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than The Bank of New York Trust Company, N.A. is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•	if other than as set forth in the indenture, provisions for the satisfaction and discharge of the indenture with respect to the debt securities issued under the indenture;

•	the date as of which any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture.

Denominations, Registration and Transfer

We will issue debt securities as registered securities (without coupons) either in certificated form or in the form of one or more global securities. We will issue book-entry debt securities as registered global securities. Each global security will be issued in the denomination of the aggregate principal amount of the securities that it represents. Unless otherwise stated in the applicable prospectus, we will issue the debt securities in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

A holder may exchange certificated debt securities for other debt securities of any authorized denominations of a like stated maturity and of a like series and aggregate principal amount and with like terms and conditions. Whenever any such debt securities are surrendered for exchange, we will execute, and the trustee will authenticate and deliver, the debt securities that the holder making the exchange is entitled to receive.

A holder may present debt securities in certificated form for registration of transfer (with the form of transfer printed on the security duly executed) at the office of the security registrar that we designate for such purpose. Unless we state otherwise in the applicable prospectus supplement, the security registrar will be the trustee we appointed under the indenture for the applicable debt securities. There will be no service charge to register the transfer, but the holder is responsible for paying any taxes and other governmental charges. Any transfer or exchange is subject to the security registrar being satisfied with the documents of title and identity of the person making the request.

For a discussion of restrictions on the exchange, registration and transfer of global securities, see the section below entitled “— Global Securities.”

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, we will pay the principal of, and premium, if any, and interest, if any, on debt securities to a paying agent, whom we will designate from time to time. However, at our option we may pay any interest (1) by check mailed to you at your address appearing in the security register or (2) by wire transfer to an account maintained by you. Unless otherwise stated in the applicable prospectus supplement, we will pay interest to you on the applicable payment date if the debt security is registered in your name at the close of business on the regular record date for that interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will act as our sole paying agent through its designated office. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for each series. We may also choose to act as our own paying agent. If, after two years, moneys that we paid to a paying agent remain unclaimed, the paying agent will remit the moneys to us, together with any interest, and you may look only to us for payment (or to the applicable state if we are required to escheat the moneys).

Global Securities

We will deposit any global securities with a depositary or its nominee identified in the applicable prospectus supplement. While the applicable prospectus supplement will describe the specific terms of the depositary arrangement, we expect the following general provisions to apply to our depositary arrangements:

Global securities will be registered in the name of the depositary or its nominee. Upon the issuance of a global security, the depositary or nominee will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or nominee. If we are offering and selling the debt securities directly, we will designate the accounts to be credited; otherwise, our underwriter or agent will do so. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of securities receive them in certificated form. This would limit the ability to transfer beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global securities will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive debt securities in certificated form and will not be considered the owners or holders thereof under the indenture. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indenture. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustees, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, and thereafter a successor is not appointed within 90 days;

•

we determine in our sole discretion that the securities of any series issued in the form of one or more global securities are no longer to be represented by such global securities or we permit global securities to be exchangeable; or

•	an event of default under the indenture has occurred and is continuing with respect to the series of securities.

Certain Covenants

Unless otherwise indicated in the applicable prospectus supplement, our debt securities will have the benefit of the following covenants contained in the indenture:

Limitations on Secured Debt

The Company will not itself, and will not permit any Restricted Subsidiary (defined below) to, incur, issue, assume or guarantee any debt securities, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called “debt”), secured by a pledge of, or mortgage or other lien on, any Principal Property (defined below), now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of Capital Stock or debt of any Restricted Subsidiary (herein called “liens”), without effectively providing that the outstanding debt securities (together with, if the Company shall so determine, any other debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the debt securities) shall be secured equally and ratably with (or prior to) such secured debt so long as such secured debt shall be so secured. The foregoing restrictions do not apply, however, to (a) liens on any Principal Property acquired (whether by merger, consolidation, purchase, lease or otherwise), constructed or improved by the Company or any Restricted Subsidiary after the date of the indenture which are created or assumed prior to, contemporaneously with, or within 360 days after, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for Federal income tax purposes in connection therewith) incurred after the date of the senior indenture; (b) liens on any property, shares of Capital Stock or debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary); (c) liens in favor of, or which secure debt owing to, the Company or any Restricted Subsidiary; (d) liens in favor of the United States of America or any state thereof, or any department, agency, or instrumentality or political subdivision thereof, or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure, progress, advance or other payments, or other obligations, pursuant to any contract or statute, or to secure any debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings); (e) liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar liens arising in the ordinary course of business, or governmental (Federal, state or municipal) liens arising out of contracts for the sale of products or services by the Company or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing; (f) pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings; (g) liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review or liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party; (h) liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (i) liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of the Company or such Restricted Subsidiary and which do not, in the opinion of the Company, materially detract from the value of such properties; (j) liens existing on the first date on which such series of senior debt securities are authenticated; (k) liens on cash and cash equivalents securing derivatives obligations; provided that the aggregate amount of cash and cash equivalents subject to such liens may at no time exceed $100,000,000; (l) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended to provide collateral to the depository institution; or (m) any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole or in part, of any lien referred to in the foregoing clauses (a) to (l), inclusive; provided that (1) such extension, renewal or replacement lien shall be limited to all or a part of the same property, shares of stock or debt that secured the lien extended, renewed or replaced (plus improvements on such property) and (2) the debt secured by such lien at such time is not increased.

Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may incur, issue, assume or guarantee debt secured by liens without equally and ratably securing the outstanding senior debt securities, provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by liens which could not have been incurred, issued, assumed or guaranteed by the Company or a Restricted Subsidiary without equally and ratably securing the outstanding senior debt securities except for the provisions of this paragraph, together with the aggregate amount of Attributable Debt incurred pursuant to the second paragraph under the caption “— Limitations on Sale and Leaseback Transactions” below, does not at such time exceed the greater of (i) $300 million or (ii) 15% of the Consolidated Net Tangible Assets of the Company.

Notwithstanding the foregoing, any lien securing outstanding senior debt securities granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by all holders of the debt secured by the lien giving rise to the lien securing the outstanding senior debt securities (including any deemed release upon payment in full of all obligations under such debt) or, with respect to any particular Principal Property or Capital Stock of any particular Restricted Subsidiary securing outstanding senior debt securities, upon any sale, exchange or transfer to any person not an affiliate of the Company of such Principal Property or Capital Stock.

Limitations on Sale and Leaseback Transactions

Sale and leaseback transactions by the Company or any Restricted Subsidiary involving a Principal Property are prohibited unless either (a) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the outstanding senior debt securities, to incur debt secured by a lien on such property, pursuant to the provisions described in clauses (a) through (m) above under “— Limitations on Secured Debt;” or (b) the Company, within 360 days after such transaction, applies an amount not less than the net proceeds of the sale of the Principal Property leased pursuant to such arrangement to (x) the retirement of its Funded Debt; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (1) the principal amount of any outstanding senior debt securities delivered within 360 days after such sale to the Trustee for retirement and cancellation, and (2) the principal amount of Funded Debt, other than outstanding senior debt securities, voluntarily retired by the Company within 360 days after such sale or (y) the purchase, construction or development of other property, facilities or equipment used or useful in the Company’s or its Restricted Subsidiaries business. Notwithstanding the foregoing, no retirement referred to in clause (b) of this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision. This restriction will not apply to a sale and leaseback transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of less than three years.

Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction, provided that at the time of such transaction, after giving effect thereto and to the retirement of any Funded Debt which is concurrently being retired, the aggregate amount of all Attributable Debt in respect of sale and leaseback transactions existing at such time (other than sale and leaseback transactions permitted as described in the preceding paragraph), together with the aggregate amount of all outstanding debt incurred pursuant to the second paragraph under the caption “— Limitations on Secured Debt” above, does not at such time exceed the greater of (i) $300 million or (ii) 15% of the Consolidated Net Tangible Assets of the Company.

Certain Definitions

The capitalized terms used in the summary of the covenants above have the following definitions:

“Attributable Debt” in respect of any sale and leaseback transaction means, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). “Net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, excluding any amounts required to be paid by such lessee (whether or not designated as rental or additional rental payments) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the then most recent consolidated balance sheet of the Company publicly available but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the then most recent consolidated balance sheet of the Company publicly available and computed in accordance with generally accepted accounting principles.

“Funded Debt” means debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Principal Property” means any plant, office facility, warehouse, distribution center or equipment located within the United States of America (other than its territories or possessions) and owned by the Company or any subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of the Consolidated Net Tangible Assets of the Company, except any such property which the Company’s Board of Directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its subsidiaries, taken as a whole, as evidenced by a board resolution.

“Restricted Subsidiary” means any subsidiary of the Company which owns or leases a Principal Property.

Consolidation, Merger and Sale of Assets

The Company may not consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (1) such Person is a corporation, partnership, limited liability company or trust organized and validly existing under the laws of any domestic jurisdiction and such successor Person assumes by supplemental indenture the Company’s obligations on each series of the debt securities and under the indenture, (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the indenture, (3) as a result of such transaction the properties or assets of the Company are not subject to any encumbrance which would not be permitted under the indenture and (4) the Company shall have delivered an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or supplemental indenture, complies with the indenture.

Events of Default

Each of the following will be an event of default:

(1) default in any payment of interest on any debt security when it becomes due and payable, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any debt security when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) our failure, after notice, to comply within 60 days with any of our other agreements contained in the indenture applicable to the debt securities (other than a covenant or warranty expressly excluded from events giving rise to a default, including the obligation to file SEC filings with the trustee); or

(4) certain events of bankruptcy, insolvency or reorganization for us.

A default under clause (3) of this paragraph will not constitute an event of default until the trustee or the holders of at least 25% in principal amount of the outstanding securities of such series notify us of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

If an event of default (other than an event of default referred to in clause (4) above with respect to us) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of such series by notice to us and the trustee may, and the trustee at the request of such holders shall, declare the principal of and accrued and unpaid interest, if any, on all securities of such series to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an event of default referred to in clause (4) above occurs with respect to us, the principal of and accrued and unpaid interest on all outstanding securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

In order for holders of any series of securities to initiate proceedings for a remedy under the indenture (other than with respect to an event of default referred to in clause (4) above with respect to us), holders of at least 25% in principal amount of such series of securities must first give notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee indemnity reasonably satisfactory to the trustee against costs, expenses, and liabilities incurred in compliance with such request. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of such series of securities, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of such series of securities. However, any holder is entitled at any time to bring a lawsuit for payment of money due on its securities on or after the due date.

The holders of a majority in principal amount of the outstanding securities of any series may rescind a declaration of acceleration with respect to such series of securities if all events of default, besides the failure to pay principal due solely because of the declaration of acceleration, have been cured or waived.

If we default on the payment of any installment of interest and fail to cure the default within 30 days, or if we default on the payment of principal (or premium, if any) when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of (or premium, if any), or interest, if any, on any debt security, or in the deposit of any sinking fund payment with respect to the securities of a series, the trustee may withhold notice if the trustee determines that withholding notice is in the best interests of the holders.

The holders of a majority in principal amount of the outstanding securities of any series may waive any past default or event of default with respect to such series of securities except for a default in the payment of principal of (or premium, if any) or interest, if any, on such series of securities or a default relating to a provision that cannot be amended without the consent of each affected holder.

Modification or Waiver

There are three types of changes we can make to the indenture.

Changes Requiring Approval of Holders.    Certain changes cannot be made to the indenture or the debt securities of a particular series without approval of each affected holder, including the following:

•	reducing the principal or any premium or changing the stated maturity of the debt securities of a particular series;

•	reducing the rate of, or changing the stated maturity of, any payment of interest on the debt securities of a particular series;

•	making the principal, premium or interest payable in a currency other than United States dollars or changing the place of payment;

•	modifying the right of any holder to receive or sue for payment of principal, premium or interest that would be due and payable at the maturity of the debt securities of a particular series;

•	expressly subordinating the senior debt securities of a particular series to other indebtedness of ours; or

•	reducing the principal amount of the debt securities of a particular series whose holders must consent to supplement the indenture or to waive any of its provisions.

Changes Requiring a Majority Vote of Holders.    Other than as set forth above, the indenture and the debt securities of a particular series can generally be amended by a vote in favor by holders owning a majority of the outstanding aggregate principal amount of the debt securities of a particular series. In the event that more than one series of debt securities issued under the indenture is affected by the amendment, the vote of a particular series of debt securities will only amend the indenture with respect to such particular series of debt securities.

Changes Not Requiring Approval of Holders.    From time to time, we and the trustee may, without the consent of the holders, amend the indenture or the debt securities of a particular series for specified purposes, including to:

•	reflect that a successor has succeeded us and has assumed our covenants and obligations under the debt securities and the indenture;

•	add further covenants for the benefit of the holders of a particular series of debt securities or surrender any right or power conferred on us with respect to a particular series of debt securities;

•	add any additional event of default with respect to the debt securities of a particular series;

•	pledge property to the trustee as security for the debt securities of a particular series;

•	add guarantees with respect to the debt securities of a particular series;

•	evidence the appointment of a trustee other than The Bank of New York Trust Company, N.A. with respect to the debt securities of a particular series in accordance with the provisions of the indenture;

•	modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments of that act;

•	issue and establish the form and terms and conditions of other series of debt securities as provided in the indenture;

•

cure any ambiguity, mistake or inconsistency in the indenture or in the debt securities of a particular series or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the holders are not adversely affected in any material respect;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities; or

•	comply with the rules of any applicable securities depositary.

Satisfaction and Discharge

The indenture with respect to the debt securities of a particular series will cease to be of further effect, and we will be deemed to have been satisfied and discharged with respect to the debt securities of such series, when certain specified conditions have been satisfied, including the following:

•

all debt securities of such series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•

we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of such series that had not been previously delivered for cancellation, for the principal (and premium, if any) and accrued and unpaid interest, if any, in the case of debt securities that have become due and payable, or to the stated maturity or the redemption date, if earlier, in the case of other debt securities;

•	we have paid or caused to be paid all other sums payable under the indenture in respect of the debt securities of such series; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

At our option, we can terminate all of our obligations with respect to certain covenants under the indenture with respect to debt securities of a particular series, other than the obligation to pay principal, any premium and any interest on the debt securities of such series and other specified obligations, at any time by:

•

depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and any interest on the debt securities of such series to their maturity; and

•

complying with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for United States Federal income tax purposes as a result of our defeasance.

In addition, we can terminate all of our obligations under the indenture with respect to debt securities of a particular series, including the obligation to pay principal, any premium and any interest on the debt securities of such series, at any time by:

•

depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and any interest on such series of debt securities to their maturity; and

•

complying with other specified conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States Federal tax law since the date of the applicable indenture, to the effect that holders will not recognize income, gain or loss for United States Federal income tax purposes as a result of our defeasance.

Material United States Tax Consequences

United States

The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders, the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of debt securities but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. The discussion is limited to the U.S. federal tax consequences to holders who hold the debt securities as capital assets within the meaning of Section 1221 of the Code. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to investors in light of their particular investment or other circumstances. In addition, the applicable prospectus supplement will disclose any new or different tax consequences. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, retirement plan, regulated investment company, or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a non-U.S. holder that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns debt securities as part of a straddle, hedging transaction, integrated transaction;

•	foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes;

•	constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or to be taxed as a resident alien; or

•	a person who acquires the debt securities in connection with his employment or other performance of services.

In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, you are urged to consult with your tax advisor about the U.S. federal income tax and other tax consequences of the acquisition, ownership and disposition of the debt securities.

We intend to treat the debt securities as indebtedness for U.S. federal income tax purposes and the following discussion assumes such characterization. Such characterization is binding on us, but not on the IRS or a court. Under the U.S. federal income tax rules, each holder of a debt security must also treat the debt security as indebtedness unless such holder makes adequate disclosure on such holder’s U.S. federal income tax return.

If a partnership holds the debt securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.

INVESTORS CONSIDERING THE PURCHASE OF DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

As explained below, the U.S. federal income tax consequences of acquiring, owning and disposing of debt securities depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of debt securities and for U.S. federal income tax purposes are:

(a) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the U.S. federal income tax laws;

(b) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

(c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. holders.

Payment of Interest.    Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue these amounts (in accordance with your regular method of tax accounting). A U.S. holder using the accrual method of accounting for U.S. federal income tax purposes must include interest on debt securities in ordinary income as interest accrues. A U.S. holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. holder.

Additional Payments.    In certain circumstances (e.g., redemption), we may be obligated to pay amounts in excess of stated interest or principal on the debt securities. The obligation to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the debt securities were deemed to be contingent payment debt instruments, a U.S. holder might be required to accrue income on the holder’s debt securities in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a debt security before the resolution of the contingencies.

According to current United States Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the debt securities to be treated as contingent payment debt instruments if there is only a remote chance as of the date the debt securities were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the debt securities to the contingent payment debt rules. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event a contingency were to occur, it would affect the amount and timing of the income recognized by a U.S. holder. If any additional payments are in fact made, U.S. holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the debt securities will not be treated as contingent payment debt instruments.

Sale, Exchange or Redemption of Debt Securities.    You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the debt securities measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary interest income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the debt securities. Your adjusted tax basis in a debt security generally will equal your cost of the debt security increased by any original issue discount, market discount or any discount with respect to a short-term debt security that you previously included in income, reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest (as defined below) previously received by you. Except as described below with respect to certain short-term debt securities or with respect to market discount, gain or loss on the disposition of a debt security will generally be capital gain or loss and will be long-term capital gain or loss if you have held the debt security for more than one year at the time of such disposition. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. holder generally is eligible for reduced rates of United States federal income taxation. Your ability to offset capital losses against ordinary income is subject to certain limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

If a U.S. holder disposes of a debt security between interest payment dates, a portion of the amount received by the U.S. holder will reflect interest that has accrued on the debt security but has not been paid as of the disposition date. That portion is treated as ordinary interest and not as sale proceeds.

Original Issue Discount.    If we issue debt securities, other than short-term debt securities with a term of one year or less, where the stated redemption price at maturity of the debt securities exceeds the issue price by more than a de minimis amount (as defined below), the debt securities will be original issue discount debt securities. The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to any agent, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to specified conditions, based on one or more interest indices.

In general, your debt security will not be an original issue discount debt security if the amount by which the stated redemption price at maturity of the debt security exceeds its issue price by less than a de minimis amount of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt security multiplied by the number of full years to its maturity. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the debt security. Any amount of de minimis original issued discount includible in income will be treated as capital gain.

If you invest in an original issue discount debt security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain U.S. Treasury Regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount debt security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the original issue discount debt security to the extent those payments do not constitute qualified stated interest. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount debt security, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an original issue discount debt security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an original issue discount debt security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an original issue discount debt security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by the annual yield to maturity (defined below and determined on the basis of compounding at the close of each accrual period) of the debt security; and (b) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval.

The “adjusted issue price” of an original issue discount debt security at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods (determined without regard to the amortization of any acquisition or bond premium as discussed below), reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an original issue discount debt security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an original issue discount debt security generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an election to include in gross income all interest that accrues on a debt security using the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “— Premium” and “— Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold. This election may not be revoked without the consent of the IRS.

If your tax basis in a debt security immediately after purchase exceeds the adjusted issue price of the debt security (the amount of such excess is considered “acquisition premium”) but is not greater than the stated redemption price at maturity of such debt security, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

If you purchase a debt security for an amount in excess of the stated redemption price at maturity, you do not include any original issue discount in income and generally may be subject to the “bond premium” rules discussed below. See “— Premium.” If you have a tax basis in a debt security that is less than the adjusted issue price of such debt security, the difference may be subject to the market discount provisions discussed below. See “— Market Discount.”

Your debt security is subject to a contingency which may affect the application of the original issue discount rules to such debt security if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. Your debt security will have a contingency of this nature if it is a variable rate renewable debt security, a debt security with an option for us to extend its maturity, a debt security with an option for us to redeem it prior to the stated maturity or a debt security that gives you an option to require a debt security to be repurchased or repaid prior to the stated maturity. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement. Notwithstanding the general rules for determining yield and maturity in the case of debt securities subject to contingencies, if either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and, in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security. If both you and we hold options, those rules will apply to each option in the order in which they may be exercised.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

We are required to report to the IRS the amount of original issue discount accrued in respect of original issue discount debt securities held by persons other than corporations and other exempt holders.

Variable Rate Debt Securities.    A debt security you hold will be treated as a variable rate debt security for U.S. federal income tax purposes if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•

0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of an installment obligation, the weighted average maturity); or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to specified restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest that is unconditionally payable in cash at least annually at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described below;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security. If, however, the variable debt instrument provides for two or more qualified floating rates with different intervals between interest adjustment dates, the fixed rate substitutes for the rates must be based on intervals that are equal in length. Alternatively, the fixed rate substitutes may be based on the values, as of the issue date, of the 30-day commercial paper rate and monthly LIBOR.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the two previous paragraphs. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

If your floating rate debt security is not a variable rate debt security under the analysis above, it will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the applicable prospectus supplement.

Short-Term Debt Securities.    The rules described above will also generally apply to debt securities with maturities of one year or less, which we refer to as short-term debt securities, but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be original issue discount debt securities. Except as noted below, if you are an individual or a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction, you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange, retirement or other disposition of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction.

Notwithstanding the foregoing, if you are an individual or other cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash-basis method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at your election, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the stated redemption price at maturity over your tax basis. Acquisition discount will be treated as accruing ratably or, at your election, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply. Finally, the market discount rules described below will not apply to short-term debt securities.

Premium.    If you purchase a debt security at a cost greater than the debt security’s stated redemption price at maturity, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security.

If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original issue discount debt securities purchased at a premium will not be subject to the original issue discount rules described above.

Market Discount.    If you purchase a debt security other than a short-term debt security at a price that is lower than the debt security’s stated redemption price at maturity (or in the case of an original issue discount debt security, the debt security’s adjusted issue price), by 0.25% or more of the stated redemption price at maturity (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the debt security until the maturity of the debt security, or its earlier disposition in a taxable transaction. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply.

If you do make this election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments.    Special rules govern the tax treatment of debt obligations that provide for contingent payment debt instruments, which we refer to as contingent debt obligations. These rules generally require accrual of interest income on a constant yield basis in respect of contingent payment debt instruments at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payment debt instruments are made. We will provide a description of the tax considerations relevant to U.S. holders of any contingent payment debt instruments in the applicable prospectus supplement.

Foreign Currencies.    Unless otherwise specified in the applicable prospectus supplement, the debt securities will be denominated and payable in U.S. dollars. If any of the debt securities are to be denominated in a foreign currency or currency unit, or if the principal of and premium, if any, and any interest on any of the debt securities is to be payable at your option or at our option in a currency, including a currency unit, other than that in which such debt securities are denominated, we will provide additional information pertaining to such debt securities in the applicable prospectus supplement.

Information Reporting and Backup Withholding Tax.    In general, information reporting requirements will apply to payments to certain non-corporate U.S. holders of principal, interest and premium paid on a debt security and the proceeds of the sale of a debt security. If you are a U.S. holder, you may be subject to backup withholding at the applicable statutory rate (currently 28%) when you receive interest with respect to the debt securities, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the debt securities. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•

a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, certain tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established. Amounts withheld are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

We will report to the U.S. holders of debt securities and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

As used in this section, the term, “non-U.S. holder” means any beneficial owner of a debt security (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Payment of Interest and Additional Amounts.    Generally, subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest income (including original issue discount) that is not effectively connected with a U.S. trade or business will not be subject to a U.S. withholding tax under the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank which acquired the debt securities in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) you provide an IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your non-U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

Treasury Regulations provide alternative methods for satisfying the certification requirement described in the paragraph above.

Interest on debt securities not exempted from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder. Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business. If you are a corporate non-U.S. holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to U.S. federal income tax, and may be subject to the branch profits tax, it will not be subject to U.S. withholding tax if you deliver proper documentation (e.g., IRS Form W-8ECI). To claim the benefit of a tax treaty, the non-U.S. holder must provide a properly executed IRS Form W-8BEN. Under the Treasury Regulations, a non-U.S. holder claiming treaty benefits may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.

In certain circumstances, we may be obligated to pay additional amounts on the debt securities. Such payments may be treated as interest subject to the rules described above or additional amounts paid for the debt securities, subject to the rules described below, as applicable, or as other income subject to U.S. federal withholding tax. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

Sale, Exchange or Redemption of Debt Securities.    If you are a non-U.S. holder of a debt security, generally you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the debt security, unless:

•	the gain is effectively connected with your conduct of a United States trade or business;

•

you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year (as determined under the Code) of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to gain from the sale or disposition of the debt security that is effectively connected with the conduct by the holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who meets certain other requirements, then such individual will be subject to U.S. federal income tax at a rate of 300% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the debt securities) exceed capital losses allocable to U.S. sources. To claim a benefit of an applicable income tax treaty, the non-U.S holder must timely provide the appropriate and properly executed IRS forms.

Death of a Non-U.S. Holder.    If you are an individual non-U.S. holder and you hold a debt security at the time of your death, it will not be includable in your gross estate for U.S. federal estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such debt security would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding Tax.    If you are a non-U.S. holder, U.S. information reporting requirements and backup withholding tax generally will not apply to payments of interest on a debt security if you provide the statement described in the fourth bullet under “Non-U.S. Holders — Payment of Interest and Additional Amounts”, provided that the payor does not have actual knowledge or reason to know that you are a United States person. However, income allocable to non-U.S. holders generally will be subject to annual tax reporting on IRS Form 1042-S.

Information reporting and backup withholding will not apply to any payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

(i) is a United States person;

(ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(iii) is a controlled foreign corporation for U.S. federal income tax purposes; or

(iv) is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in the applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting (but not backup withholding requirement) unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in the fourth bullet under “Non-U.S. Holders — Payment of Interest and Additional Amounts” or otherwise establish an exemption.

Amounts withheld under the backup withholding rules are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability provided you furnish the required information to the IRS.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement, the trustee under the indenture will be The Bank of New York Trust Company, N.A. Additionally, unless otherwise specified in the applicable prospectus supplement, The Bank of New York Trust Company, N.A. will serve as registrar and paying agent with regard to the debt securities.

PLAN OF DISTRIBUTION

General

We may offer and sell debt securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of debt securities may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the debt securities;

•	the net proceeds to us from the sale of the debt securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of the sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

We may enter agreements under which underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.

Delayed Delivery Contracts

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the securities being offered will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2007, and management’s assessment of the effectiveness of our internal control over financial reporting as of June 30, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which we have filed with the SEC (File No. 1-07151) are incorporated by reference into this prospectus:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed on August 24, 2007;

(b) The Company’s Current Reports on Form 8-K, filed on August 6, 2007, August 13, 2007 and September 24, 2007;

(c) The Company’s Proxy Statement on Schedule 14A, filed on October 4, 2006; and

(d) The Company’s Registration Statement on Form 8-A filed on April 24, 1987, as amended by Form 8-A/A, filed on February 2, 2006.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, prior to the termination of the applicable offering, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be made to The Clorox Company, Attention: Secretary, 1221 Broadway, Oakland, CA 94612-1888.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy these reports and other information, including the documents incorporated by reference, at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 (please call 1-800-SEC-0330 for further information about the operation of the public reference room). Such documents, reports and information are also available on the SEC’s website at http://www.sec.gov. Our website address is www.clorox.com. Information on our website does not constitute part of this prospectus or any accompanying prospectus supplement.

We also provide information to the New York Stock Exchange because our common stock is traded on the New York Stock Exchange. You may obtain our reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

$                         % Senior Notes due

Prospectus Supplement

                    , 2008

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